Exhibit 4.10


                       RAC MORTGAGE INVESTMENT CORPORATION
                              ARTICLES OF AMENDMENT


 1.   The name of the corporation is RAC Mortgage Investment Corporation.

 2. Attached as Exhibit A is the text of the amendment to the Corporation's Articles of Incorporation to change the shareholder vote required to approve an amendment to the Articles of Incorporation.

 3. The amendment was adopted by the Corporation's Board of Directors on December 19, 1989 without shareholder action; no shareholder action was required in accordance with Section 13.1-706.6 of the Virginia Code.


                                                     /s/ Michael J. Sonnenfeld
                                                      -------------------------
                                                      Michael J. Sonnenfeld
                                                      Senior Vice President

                                                           Exhibit A
                                                           ---------


         A  new  Article  VIII  is  added  to  the  Corporation's   Articles  of
Incorporation as follows:

 VIII.    AMENDMENTS.

         Except as otherwise required by the Virginia Stock Corporation Act, by these Articles of Incorporation, or by the board of directors acting pursuant to Subsection C of Section 13.1-707 of the Virginia Stock Corporation Act, or any successor provision, the vote required to approve an amendment or restatement of these Articles of Incorporation, other than an amendment or restatement that amends or affects (i) the shareholder vote required by the Virginia Stock Corporation Act to approve a merger, share exchange, sale of all or substantially all of the corporation's assets or the dissolution of the corporation or (ii) Article VI of these Articles of Incorporation, shall be a majority of all votes entitled to be cast by each voting group entitled to vote on the amendment.